Exhibit 10.0


         PRODUCT DEVELOPMENT, PRODUCTION AND MARKETING AGREEMENT

	THIS PRODUCT DEVELOPMENT, PRODUCTION AND MARKETING AGREEMENT (this "Agreement") made as of this 4th day of April, 2006 (the "Effective Date"), by and between (a) Modec, Inc., a Colorado Corporation with its principal business address at 4725 Oakland Street, Denver, Colorado 80239 ("Modec"), and (b) Scott's Liquid Gold-Inc. a Colorado Corporation, and SLG Chemicals, Inc., a
 Colorado corporation, each with its principal business address at 4880 Havana Street, Denver, CO 80239 (collectively and separately these two corporations are referred to as "SLG").

RECITALS

	WHEREAS, Modec has the rights to license, produce, sell and distribute certain products identified in Section 1.1 hereto for use in the mitigation, remediation and decontamination of mold and mycotoxin contamination; and

       WHEREAS, Modec has used and tested the Products (as defined below) and found them be safe and effective in the mitigation, remediation and decontamination of mold and mycotoxin; and

	WHEREAS, Modec desires to assist with and grant to SLG the right to develop, produce and market the Products and SLG desires to fill, package and market the Products, subject to the terms and conditions set forth in this Agreement; and

	NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS

	1.1	Definitions: In addition to terms that may be defined
throughout this Agreement, the following capitalized terms shall have meanings set forth below:

		(a) "Affiliate" shall mean, with respect to a party, any Person directly controlling, controlled by or under common control with, such party.

		(b) "Channels" shall mean sales of the Product referred to herein to or through the following:

			(i) Hardware and Do It Yourself.

			(ii) Grocery.

			(iii) Mass Merchant, including, by way of example and without limitation, Wal-Mart, K-Mart, Target and other national and regional discount retail stores.

			(iv) Drug Stores.

			(v) Other Retail Stores.

			(vi) Consumer Direct Web Site(s) developed and maintained by SLG.

			(vii) Retail Web Merchants, excluding web sites of (x) distributors who are sold Product by Modec that are intended for resale to professional mold remediators, and
(y) professional mold remediators who are sold Product by Modec or such distributors; provided however, that Modec hereby covenants and agrees that during the term of this Agreement, Modec shall not sell or otherwise provide any Product to any distributor, professional mold remediator or other third party that Modec knows or has reason to know intends to resell such Product for the purpose of retail sales.

			(viii) Direct to Consumer Advertising including but not limited to direct response TV (DRTV) and direct mail.

		(c) "Confidential Information" shall mean information, whether in written, verbal, magnetic, photographic, optical, or other form, disclosed to or obtained by one party from another party either prior to or during the term of this Agreement which is non-public and has been designated as being confidential, or which is otherwise disclosed in such a manner or is of such a character as would put a reasonable person on notice as to the confidential and proprietary nature of the information (including, without limitation, discoveries, technical and non-technical data and information, technology, formulae, know-how, trade secrets, methodologies, concepts, techniques, financial data, patent applications, manufacturing methods, processes, drawings, designs, specifications, market research data, marketing or business plans, research and development, identity of customers, identity of suppliers, manufacturers and other vendors, and product information, including the nature and source of raw materials, product formulation and methods of producing, testing and packaging) and which relates to the disclosing party's past, present or future research, development or business activities or consists of third party Confidential Information. Confidential Information shall not, however, include information that a party can demonstrate by tangible evidence:

			(i)	is or becomes generally known to the public
other than as a result of a breach by a party hereto (or any of its Affiliates) of its obligations of confidentiality contained herein;

			(ii)	is known by the receiving party prior to
disclosure by the other party; or

			(iii)	was developed by the receiving party
independent of any disclosure by the other party;

			(iv)	is subsequently, lawfully and in good faith
obtained by the receiving party on a non-confidential basis from a third party as shown by documentation sufficient to establish the third party as the source of the information, provided that such third party was not under an obligation to treat such information in a confidential manner and had a lawful right to make such disclosure.

		(d)	"Damages" shall mean all damages, liabilities,
expenses (including reasonable attorney's fees and expenses), losses, judgments, settlement amounts, fines, penalties and other similar assessments.

		(e)	"Force Majeure" shall have the meaning ascribed
to that term in Section 13.7 herein.

		(f)	"Improvement" shall mean any innovation, variation,
enhancement, derivative, modification, improvement or changes relating to the Products, including, without limitation, any derivative product(s), new product(s) or product line(s), whether patentable or not or capable of being protected by other means, limited to use for the mitigation, remediation and decontamination of mold and mycotoxin.

		(g)	"IP Rights" means all forms of intellectual property
rights and protections throughout the world, whether arising under United States (state or federal) or foreign statutory law, common law, or by contract, and whether or not perfected or currently existing or hereafter developed or acquired or recognized, including without limitation, all: (i) patents and all filed, pending or potential applications for patents, including any patent disclosures, utility models, reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations or continuations-in-part;
(ii) discoveries, developments, inventions (whether or not patentable or reduced to practice), useful articles, concepts, ideas, improvements, designs (ornamental or otherwise), compositions of matter, manufacturing and production processes and techniques, technical data and information, drawings, specifications, customer and supplier lists, pricing and cost information, trade secrets, know-how, rights to confidential or other proprietary information;
(iii) copyrightable works, copyrights and all applications, registrations and renewals in connection therewith; (iv) mask works and all applications, registrations and renewals in connection therewith; (v) moral rights, literary property or authors' rights, and equivalent rights; (vi) proprietary indicia, trademarks, service marks, trade names, trade dress, logos, symbols, domain names, logos and/or brand names (including all applications, registrations and renewals related thereto) and all goodwill associated therewith; (vii) innovations, variations, enhancements, modifications, improvements or changes relating to any of the foregoing; (viii) contract and/or licensing rights relating to any of the foregoing; and (ix) all copies and tangible embodiments thereof (in whatever form or medium).

		(h)	"Indemnified Party" shall have the meaning ascribed
to that term in Section 9.1 hereof.

			(i)	"Indemnifying Party" shall have the meaning
ascribed to that term in Section 9.1 hereof.

		(j)	"Initial Term" shall have the meaning ascribed to
that term in Section 10.1 hereof.

		(k)	"Modec Confidential Information" shall mean all
Confidential Information relating to and/or necessary or useful for the commercial exploitation of the Products, which is now or hereafter owned or licensed by Modec and which Modec has the lawful right to disclose, irrespective of whether the same shall be the subject of patents, patent applications or other forms of protections or applications therefor and consisting of or contained or exhibited in any form whatsoever. Modec Confidential Information includes all toxicology, clinical and other scientific data relating to the Technology or any Product.

		(l)	"Modec Trademarks" shall mean the trademarks or
service marks of Modec related to the Products, as identified on attached Exhibit B.

		(m)	Reserved.

		(n)	"Person" shall be broadly interpreted to mean an
individual, partnership, joint venture, limited liability company, association, corporation, and any other form of business organization, government, regulatory or governmental agency, commission, department or instrumentality.

		(o)	"Product" or "Products"  shall mean the Modec Decon
Formulation 500 Series (MDF-500) for the mitigation, remediation and decontamination of mold and mycotoxin, Part A and /or Part B separately or combined, as delivered through a spray, foam, aerosol or other delivery system or device(s) as registered under FIFRA with the US Environmental Protection Agency, and any
Improvements thereto. The parties recognize that SLG may in the future launch a consumer product version of MDF-500 in its powder form during the term of this Agreement, and such powder form shall also be considered a Product. Hereinafter, Product(s) may also be referred to as "MDF-500".

		(p)	"Purchase Price" shall have the meaning ascribed to that
term in Section 5.1 and Exhibit A hereof.

		(q)	"Renewal Term" shall have the meaning ascribed to that
term in Section 10.1 hereof.

		(r)	"Specifications and Standards" shall mean the official
written standards used in formulating the Products, including, without limitation, any and all application protocols designated herein, which are attached as Exhibit C, but excluding the specific formula for MDF-500.

		(s)	"Technology" shall mean all IP Rights owned or
licensed by Modec, whether or not such items are patentable, copyrightable, or protectible as trade secrets or otherwise, relating to and/or necessary or useful for the commercial exploitation of the Products, including, but not limited to, the Modec Confidential
Information, and any Improvements to the foregoing, whether now or hereafter owned or licensed by Modec.

		(t)	"Territory" shall mean North America.

ARTICLE 2
GRANT OF RIGHTS; INFRINGEMENT

	2.1	Grant of Rights: Modec hereby grants to SLG a
royalty-free, exclusive right and license, with right to sublicense (upon Modec's written consent, which consent shall not be unreasonably withheld, conditioned or delayed), to use, develop, produce, market, offer and sell, and have developed, produced, marketed, offered and sold, the Products and any Improvements thereto in the Territory through the Channels covered by this Agreement. SLG will retain product naming and private labeling rights for the Products.

	2.2	Right to Sue Infringers:

		(a)	In the event that Modec learns of the infringement or
misappropriation of any rights with respect to any Products sold, marketed or distributed in the Territory through the Channels covered by this Agreement, Modec immediately shall notify SLG in writing and shall provide SLG with reasonable evidence of such infringement or misappropriation. Modec shall not notify any third party of such infringement or misappropriation without first obtaining the written consent of SLG, which consent will not be unreasonably withheld. The parties will use good faith and commercially reasonable efforts in cooperation with each other to resolve such matter without litigation.

		(b)	SLG shall have the first right, but not the
obligation, to take and control any action and/or initiate suit regarding any alleged infringement or violation of any rights with respect to any Products sold, marketed or distributed in the Territory through the Channels covered by this Agreement.
Modec may bring suit for such infringement or misappropriation if and only if SLG elects not to commence suit and notifies
Modec of such election in writing.

		(c)	Any legal action under this Section 2.2 shall be at
the expense of the party initiating the legal action. If legal action is brought by SLG, all damages, awards, settlement proceeds or other recovery or special or punitive damages shall belong solely and exclusively to SLG. If legal action is brought by Modec, all damages, awards, settlement proceeds or other recovery or special or punitive damages shall belong solely and exclusively to Modec. Legal action brought jointly by SLG and Modec and fully participated in by both will be at the joint expense of the parties and all recoveries will be shared jointly by them in proportion to the share of expenses paid by each.

		(d)	Each party shall cooperate with the other in
proceedings instituted hereunder, provided expenses are borne by the party bringing suit. Litigation shall be controlled by the party bringing suit, except that SLG shall control the litigation if brought jointly. Notwithstanding anything herein to the contrary, either party shall have the right, at any time, to employ separate counsel of its choice and to join and participate in any suit brought by the other party, but the fees and expenses of such counsel shall be at the expense of such party.

       	(e)	Notwithstanding anything herein to the contrary,
neither party shall settle or compromise any such suit without the other party's written consent, such consent not to be unreasonably withheld, delayed or conditioned.

       2.3	Nature of Relationship: This Agreement does not
constitute or create (and the parties do not intend to create hereby) a joint venture, pooling arrangement, partnership, or formal business organization of any kind between Modec and SLG, and the rights and obligations of the parties shall be only those expressly set forth herein. Each of Modec and SLG is an independent contractor engaged in the operation of its own respective business. Neither party shall be considered to be an agent of the other for any purpose whatsoever. Each party shall be responsible for providing its own personnel workers' compensation, medical coverage or similar benefits, and any life, disability or other insurance protection. Each party shall be solely responsible for the payment of social security benefits, unemployment insurance and pension benefits with respect to its own employees, withholding any required amounts for income and other employment-related taxes with respect to its own employees and the provision of any other benefits to its own employees. Neither party has the power or authority to act for, represent, or bind the other in any manner except as specifically set forth in this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

	3.1	Representation and Warranties of Modec: Modec
represents, warrants and covenants to SLG as follows:

		(a) Modec shall use its best efforts to maintain its license (a copy of which accompanies this document as Exhibit A) with Sandia National Laboratory "Sandia", License Agreement Number 00-C00872 (the "License Agreement"), in good standing. Should Modec breach any term of the License Agreement, Modec, in addition to using
Modec's best efforts to promptly cure such breach, shall immediately notify SLG of such breach. SLG shall have the right, at its option, to assist Modec, and Modec will cooperate with SLG, in connection with promptly curing any such breach; provided, however, that (i) SLG shall not directly contact Sandia National Laboratory in connection therewith without the consent of Modec,
(ii) the remedy set forth in this Section is cumulative and in no way limits or waives any other rights or remedies available to SLG, and (iii) SLG's obligations in connection therewith shall be limited solely to those obligations expressly set forth in this Agreement. Notwithstanding anything herein to the contrary, any breach of any terms or conditions of the License Agreement by Modec that would adversely affect in any way the rights of SLG hereunder with respect to the Products shall be deemed to be a breach of this Agreement by Modec.

		(b)	Modec has and shall use its best efforts to
continue to have during the term of this Agreement, the right to manufacture and distribute the MDF-500 in the manner set forth in this Agreement.

		(c) 	Modec is not currently, and shall use its best efforts
during the term of this Agreement to not become, prohibited by any law, rule or regulation or by any judgment, order, directive or policy from selling the MDF-500 to SLG or entering into this Agreement.

		(d)	All consents, approvals, authorizations and orders
necessary for the execution, delivery and performance of this Agreement by Modec have been, and will be during the term of this Agreement, duly and lawfully obtained. Modec has a valid licensable interest in and to the Technology and Products and Modec has, and will have during the term of this Agreement, full right, power, authority and capacity to execute, deliver and perform this Agreement in accordance with its terms, including without limitation, the full right and power to grant the rights and license hereunder and otherwise fulfill Modec's obligations under this Agreement, without the consent of any governmental body, any regulatory authority, or any third party. This
Agreement has been duly executed by an authorized officer of Modec and constitutes a legal, valid and binding agreement of Modec enforceable against Modec in accordance with its terms.

		(e) Modec, at its sole cost and expense, shall comply with all local, state, federal and international laws and regulations relating to its performance under this Agreement, including without limitation, the development, manufacture and sale of the Products. Without limiting the foregoing, the MDF-500 has been, and during the term of this Agreement will be, formulated, manufactured, packaged, labeled, advertised, promoted, and handled and is otherwise in accordance with all applicable laws and regulations; and does not constitute an article that may not properly be introduced into commerce under federal or state law or the rules and regulations of the Environmental Protection
Agency ("EPA") or any other state or federal regulatory authority.

(f)	If this Agreement, the Products or any associated transaction is required by any applicable law or national, federal, state, prefecture, local, municipal, foreign, or other government, governmental, or quasi-governmental authority to be approved, permitted or registered, Modec will assume all legal obligations to do so and will make all necessary findings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such permitting, registration or approval process. Without limiting the generality of the foregoing, during the term of this Agreement and except as otherwise expressly set forth in this Section, Modec shall, at its sole cost and expense, be solely responsible for (i) obtaining regulatory approval by any applicable national, federal, state, prefecture, local, municipal, foreign, or other government, governmental, or quasi-governmental authority of any nature which now is, or later becomes, necessary for SLG to develop, use, produce, market, offer or sell any Product or Improvement thereto,
			(ii) obtaining any toxicology studies which now are, or later become, necessary for SLG to develop, use, produce, market, offer or sell any Product or Improvement thereto, as mutually agreed by the parties, (iii) registering any Product or Improvement thereto in each state in which it will be developed, produced, used, marketed, offered or sold by SLG and any renewals thereof, but excluding registration/renewals for more than one brand name per Product and/or re-branded
Products, unless otherwise mutually agreed by the parties and
(iv) insuring regulatory compliance of the SLG product label, including amendments to registered labels. Modec will assist
SLG in getting the SLG label reviewed and approved by the USEPA within 90 days of the signing of this Agreement. It is expressly understood and agreed that SLG shall have no obligations under this Agreement until the applicable permitting, registrations or approvals referenced in this Section have been obtained and SLG has received evidence of the same. In the event that any governmental entity requires material changes to be made to the terms of this Agreement or the relationship between the parties, SLG may terminate this Agreement upon written notice without liability to Modec.

		(g)	All Product purchased hereunder shall be free from
defects in material and workmanship and will meet SLG's requirements, as provided in writing to Modec from time to time during the term of this Agreement, in all respects and will otherwise strictly comply with all descriptions and representations (including performance capabilities, accuracy, completeness, characteristics, specifications, configurations, standards, functions, and requirements) contained in the Specifications and Standards or mutually agreed to in writing by the parties from time to time.

		(h)	The Technology, Modec Trademarks, Products and any
Improvements thereto, and SLG's development, production, use, marketing, offer and/or sale thereof, does not and shall not violate or in any way infringe upon the rights of third parties, including without limitation, any IP Rights of any third party.

	3.2	Representation and Warranties of SLG:  SLG represents,
warrants and covenants to Modec that all consents, approvals, authorizations and orders necessary for the execution, delivery and performance of this Agreement by SLG have been, and will be during the term of this Agreement, duly and lawfully obtained, and SLG has, and will have during the term of this Agreement, full right, power, authority and capacity to execute, deliver and perform this Agreement. This Agreement has been duly executed by an authorized officer of SLG and constitutes a legal, valid and binding agreement of SLG enforceable against SLG in accordance with its terms.

	3.3	Representation and Warranties Regarding Other
Distribution: Modec currently has and SLG recognizes that other agreements exist with distributors of MDF-500. Modec represents and warrants that none of these agreements conflict or will conflict with any of the terms and conditions of this Agreement with SLG, including, without limitation, the exclusive rights and license granted to SLG hereunder, and that Modec will use its best efforts to promptly resolve any conflicts that might arise. For example, Modec has a distribution agreement with Servpro to distribute Product to its franchises in the remediation marketplace. It also has other Distribution Agreements to distribute Product to the professional remediation marketplace. The distribution agreements that pre-date Modec's agreement with SLG will be made available for SLG review, provided such disclosure does not violate any confidentiality or non-disclosure agreements of Modec and Modec, after using its best efforts, is unable to obtain a waiver/consent to such disclosure. Any provision in the existing agreements that may conflict with this Agreement and cannot be resolved to both parties' satisfaction would not cause Modec to be in violation of this Agreement.
SLG acknowledges that Modec's sale of the Product to professional mold remediators and/or distributors for resale to professional mold redmediators other than through the Channels does not conflict with the terms and conditions of this Agreement.

	3.4	Survival of Provisions: The representation and
warranties set forth in this Article 3 shall survive the termination or expiration of this Agreement.

ARTICLE 4
MANUFACTURE AND SUPPLY OF PRODUCT

       4.1	Manufacturing Responsibilities of Modec: The Products
supplied by Modec hereunder shall be manufactured in accordance with the Specifications and Standards, EPA establishment manufacturing guidelines and all other applicable rules, regulations and requirements of any governmental entity that relate to the manufacture of the Products.

       4.2	Filling and Packaging Responsibilities of SLG: The
Products shall be filled and packaged by SLG in accordance with good manufacturing practices and applicable rules, regulations and requirements of any governmental entity. Services, if any, by SLG for the application of the Products on behalf of third parties shall performed in accordance with any applicable EPA requirements or restrictions.

	4.3	Quality Control and Assurances: Modec shall monitor
the quality and safety of the Product and take all steps reasonably necessary to ensure that the manufacturer of the Product performs all required quality control tests and quality assurance reviews. Modec will comply with the applicable manufacturing standards established for EPA Registered Manufacturing Establishment. If either party learns of any quality or safety deficiencies concerning the manufacturing process, the party will immediately notify the other party in writing of such deficiency. Modec will furnish to SLG a certificate of analysis for each batch of Products shipped to SLG.

       4.4	Delivery of Product: Modec shall use best efforts to
 provide SLG with all requested quantities of the Product on the requested delivery dates. The Product shall be shipped to SLG manufacturing facility in Denver F.O.B. SLG. Modec shall arrange for shipping and/or transportation of the Product. Notwithstanding any other provision of this Agreement, in the event that Modec's ability to supply Product is constrained for reasons beyond Modec's control which include, but are not limited to, raw material availability, and the shipment date cannot be met, Modec will fulfill its obligations to SLG under all requests previously received by Modec, to the extent reasonably possible. Thereafter, Modec will provide SLG with at least a pro rata share of all Product available equal to the share of Modec's total demand for the allocated Product represented by SLG's demand for such Product.

       4.5	Delay: If Modec expects that delivery of any Products
under a request will be delayed by more than seven (7) business days beyond the committed shipment date, for whatever cause, Modec shall promptly notify SLG stating the reason for such delay, the Product and quantities affected, and the expected extent of the delay. In the case of unreasonable delays caused by Modec, Modec will take reasonable steps to expedite shipment and Modec shall be responsible to SLG for any reasonable and customary shipping cost increase, provided SLG acts in a commercially reasonable manner in connection therewith. If such delivery delays continue for more than seven (7) business days beyond the corresponding shipment date for such request, SLG may, at any time thereafter and prior to Modec's actual delivery of such delayed Product, terminate the request as to the undelivered portion without liability for any charges.

       4.6	Inspection and Acceptance: SLG, and or its authorized
agents, may inspect and test all Products utilizing standard industry testing practices and the agreed-upon quality specifications for each Product. SLG may refuse to accept
Product that does not conform to the Specifications and Standards for such Product. Such Product may be returned, at Modec's sole cost and expense, to Modec via standard and customary freight practices. Modec shall replace all defective rejected Product, freight pre-paid, with new conforming Product within fifteen
(15) days after receipt of the rejected Product at Modec's facility. If replacement Product are not delivered within fifteen (15) days after its notice of rejection, SLG may cancel any portion of the request for such rejected Product without liability. SLG shall have no obligation to pay for such rejected Product until replaced and accepted by SLG.

ARTICLE 5
PURCHASE PRICE

       5.1	Purchase Price: Modec agrees to sell MDF-500 in bulk
packaging (250-300 gallon totes) to SLG at the prices set forth in Exhibit A. This pricing structure will remain in effect for the term of the Agreement, unless Modec elects to lower such pricing to be more competitive and favorable to SLG. There will be a price review, at the end of the Initial Term, for any increase in raw material costs due to chemical supplier increases, provided that any changes to the Purchase Price shall be subject to mutual written agreement executed in writing by parties. It is also agreed that Modec will review the pricing schedule for additional volume discounts when SLG reaches 300,000 gallons in annual purchases.

       5.2	Terms of Sale: Modec shall invoice SLG for the
Purchase Price for each shipment of Product. All invoices shall state the Purchase Price for all Product in a given shipment plus any freight, taxes or other applicable costs initially paid by Modec, but to be borne by SLG. Undisputed payments shall be due and payable within forty-five (45) days following receipt of invoice. Payment by SLG hereunder without asserting a dispute shall not be deemed a waiver of any claim or right. Notwithstanding anything herein to the contrary, any terms appearing in any invoice or in any other statement submitted to SLG by Modec that differ from or conflict with the terms of this Agreement shall be void. SLG will provide Modec with an authorized credit application.

       5.3	Taxes.  All prices described herein are exclusive
of federal, state and local excise, sales, use and similar taxes. Modec shall separately detail in each invoice provided under this Agreement taxes for goods, and shall separately state the different types of taxes by the type of tax, that SLG shall pay on Products sold by Modec hereunder to SLG (e.g., sales, use, gross receipts, surcharges and other taxes or tax-like fees, other than taxes impose on Modec's net income). Modec will invoice such tax to SLG unless SLG provides Modec a properly completed exemption certificate or other evidence of exemption, reasonably satisfactory to Modec. Modec will pay all taxes and contributions owing in either a personal or professional capacity on, or arising out of, any of the payments made to Modec under this Agreement.

       5.4	Packaging and Shared Costs. The pricing that is set
forth in Exhibit A reflects discounts to SLG as a result of no consumer packaging costs and for Modec's share of product development, marketing and advertising costs.

       5.5	Most Favored Nation.  If Modec, or any Affiliate of
Modec, enters into an arrangement with any third party to use, market, offer or sell the Product and such arrangement is structured more favorably to such third party than the structure provided to SLG under this Agreement, including the price for the Product, other rights or obligations of such third party or otherwise, Modec promptly shall notify SLG of such arrangement and offer SLG the right to amend this Agreement to provide SLG with an arrangement at least as favorable as the one provided to such third party.

ARTICLE 6
PRODUCT EXCLUSIVITY

       6.1	Product Exclusivity: During the Initial Term of this
Agreement, SLG shall have exclusive rights to the Product in the Territories and Channels listed above. Modec will provide to SLG information and access to all Improvements during the term of the Agreement. SLG will continue to maintain its exclusivity after the Initial Term, as long as it purchases or has issued unfilled purchase orders for immediate delivery, for a minimum of 20,000 gallons of Product on an annual basis. The annual period is accounted for on December 31 of each year for the preceding 12 months. However, notwithstanding the foregoing, the first measurement period, deemed to be an annual period, begins on January 1, 2006 and ends on December 31, 2007. Alternatively, if the minimum purchase is not met SLG may, in its sole discretion, issue a purchase order by December 31 to reach the minimum and retain SLG's exclusivity. The delivery and payment would be due on January 31st, or as otherwise mutually agreed to by the parties. For example if SLG did not purchase 20,000 gallons of Product for the period ended
December 31, 2007, SLG may issue a purchase order to reach the minimum with delivery and payment due by January 31, 2008 to maintain its exclusivity for the year ended December 31, 2008.

       6.2	Diligence: During the term of this Agreement, SLG
shall use commercially reasonable efforts to market and sell the Product in one or more of the Channels in the Territory. If SLG is not complying with the obligations stated in the first sentence of this Section 6.2, as the remedy therefor, the exclusivity regarding the Product as stated in this Agreement will be forfeited by SLG. If SLG has decided to abandon its efforts with regard to MDF 500 prior to the initial measurement period, the exclusivity will be forfeited.

       6.3	Product Exclusivity Termination: SLG's exclusive
right to the Product for consumer product purposes will terminate immediately if SLG purchases or enters into any binding agreement for the purchase of product from any other licensee of Sandia for their decon formulations.

       6.4	New Product Right of First Refusal.  Modec shall
notify SLG ("New Product Notice") prior to Modec or its Affiliate's selling or marketing anywhere within the Territory through the Channels, directly or through any distributor or Affiliate, any New Products. The New Product Notice shall fully describe the New Product and shall be supplemented with such promotional and technical literature as Modec may possess.
Upon notice to Modec within 90 days after receipt of the New
Product Notice, SLG shall have, and Modec hereby grants to SLG, the exclusive right to have the New Product be sold to SLG, subject to all of the terms and conditions of this Agreement, in order to use, develop, produce, market, offer and sell, and have developed, produced, marketed, offered and sold, the New Product in the Territory through the Channels, with the New
Product considered a "Product, " and the parties shall negotiate in good faith, and use reasonable efforts to agree upon, the pricing schedule for the New Product. The term "New Product" as used in this section means Improvements developed by Modec or any Affiliate of Modec which is similar to, or can be used in conjunction with, the Products for use in the mitigation, remediation and decontamination of mold and mycotoxin contamination.




ARTICLE 7
TRADEMARKS AND NAMING RIGHTS

	7.1	Trademarks: Subject to the terms and conditions of
this Agreement and in connection with the rights granted to SLG herein, Modec hereby grants SLG a royalty-free, exclusive right and license, with right to sublicense (upon Modec's written consent, which consent shall not be unreasonably withheld, conditioned or delayed), to use Modec Trademarks during the term of this Agreement in the Territory in connection with the development, marketing, promotion, distribution, offer and sale of the Products in the Channels. The parties acknowledge and agree that any associated goodwill specifically attributable to SLG's use of the Modec Trademarks shall inure to the benefit of Modec and that SLG shall not acquire any rights in or to the Modec Trademarks, except for the rights expressly granted herein, during the term of this Agreement. During the term of this Agreement, SLG shall undertake commercially reasonable steps as Modec may reasonably request to assist Modec in monitoring the quality of Products in connection with use of the Modec Trademarks pursuant to this Agreement. Under no circumstances is SLG allowed to use the name and logos of Sandia National Laboratories without express written permission from Sandia Corp. and/or the US Department of Energy (collectively, "Sandia/USDOE"), which permission SLG shall request through Modec and/or Modec's designated consultant (each of whom shall seek such approval). Modec represents and warrants that it has obtained written permission from Sandia/USDOE for SLG to use, reproduce, and publicly display the name and logo of Sandia National Laboratories (the "Sandia Marks") during the term of this Agreement in the Territory in connection with the development, marketing, promotion, distribution, offer and sale of the Products in the Channels, in substantially the same the form provided to and approved by Modec as of the Effective Date. No compensation shall be due to Sandia and/or Modec with respect to SLG's use of the Sandia Marks hereunder.

       7.2	Right to Rename Product; Labeling Approval: Modec
agrees that SLG is not required to use the Modec Trademarks and shall have the right to market and sell the Products and services related to application of the Products under other names, trademarks and service marks developed and owned by or licensed to SLG, including, without limitation, SCOTT'S LIQUID GOLD MOLD CONTROL 500 (the "SLG Trademarks"). Modec agrees that (a) SLG retains all of right, title, and interest in and to the SLG Trademarks, (b) use of the SLG Trademarks and any associated goodwill shall inure to the exclusive benefit of SLG, and
(c) Modec shall not acquire any rights in or to the SLG Trademarks. SLG shall bear its own costs associated with any mandatory governmental entity approval of any Product label bearing the SLG Trademarks, provided that (a) SLG shall seek such approval through Modec and/or Modec's designated consultant (each of whom shall act on SLG's behalf in seeking such approval), and (b) Modec shall bear the costs and expenses of Modec's designated consultant in connection with the seeking of such approval on SLG's behalf.

	7.3	Pricing: SLG shall have sole discretion to set the
price for its sale of the Products and services by SLG related to the application of the Products in the Territory.

ARTICLE 8
MARKETING OF CONSUMER PRODUCTS

	8.1	SLG's Obligation Regarding Marketing: SLG shall use
commercially reasonable efforts to develop a consumer market for the Product and its application in mitigation, remediation and decontamination of consumer mold and mycotoxin contamination throughout the Territory. The sole remedy for not using such commercially reasonable efforts is the loss of exclusivity as stated in Section 6.2.

ARTICLE 9
DAMAGES, INDEMNIFICATION; INSURANCE; AND LIMITATION OF LIABILITY

	9.1	Indemnification:  In the event that the sale or use
of MDF-500 or any Products supplied by Modec or SLG pursuant to this Agreement results in a third-party claim, the parties agree as follows:

		(a)	to the extent that the claimed damages incurred
relate to or arise out of or are connected in any way to the manufacturing, testing, labeling, storage or handling by Modec or the determination of chemical properties of MDF-500 by Modec, any advertising and marketing claims provided by Modec, a breach by Modec of any representation, warranty or covenant under this Agreement, or any act or omission of Modec, Modec shall be responsible therefor and shall indemnify and hold harmless SLG, and their respective owners, Affiliates, officers, directors, employees and agents ("Related Parties"), from and against all Damages of SLG and its Related Parties arising from the claim or potential claims; and

		(b)	to the extent that the claimed damages incurred
relate to or arise out of or are connected in any way to filling, packaging, labeling, storage or handling by SLG, any advertising and marketing claims provided by SLG, a breach by SLG of any representation, warranty or covenant under this Agreement, or any act or omission of SLG, SLG shall be responsible therefor and shall indemnify and hold harmless Modec, and its Related
Parties, from and against all Damages of Modec and its Related
Parties arising from the claim or potential claims;

		(c)	Upon the assertion of any third-party claim against
Modec or SLG that may give rise to right of indemnification under this Agreement, the party claiming a right to indemnification (the
"Indemnified Party") shall give prompt notice to the party alleged to have the duty to indemnify (the "Indemnifying Party") of the existence of such claim (provided that the failure to give such notice in timely fashion shall not release the Indemnifying Party of its obligations of indemnification hereunder except to the extent that the Indemnifying Party has been materially prejudiced thereby) and shall give the Indemnifying Party reasonable opportunity to control, defend and/or settle such claim at its own expense and with counsel of its own selection; provided, however, that the Indemnified Party shall, at all times, have the right to participate fully in such defense at its own expense with separate counsel, and provided that both parties to the extent that they are not contractually or legally excluded therefrom, or otherwise materially prejudiced in a legal position by so doing, shall cooperate with each other and with their respective insurers in the defense of such third party claim. The Indemnifying Party shall consult with the Indemnified Party with respect to settlement of any claim. The Indemnifying Party shall have the right to settle any claim without the consent of the Indemnified
Party, provided that the Indemnified Party is unconditionally released from such claim and it is not otherwise prejudiced by the terms of settlement. In the event the Indemnifying Party elects to defend such claim, the Indemnified Party may not settle such claim without the prior written consent of the Indemnifying
Party. If the Indemnifying Party shall, within a reasonable time after such notice has been given, fail to defend, compromise or settle such claim (or thereafter fails to defend diligently such claim), then the Indemnified Party shall have the right to defend, compromise or settle such claim without prejudice to its rights of indemnification hereunder.

	9.2	Insurance: Both parties shall during the term of
this Agreement and for a period of not less than twenty-four
(24) months following the expiration or termination of this Agreement, maintain a comprehensive public liability and products liability policy with an insurance carrier, with limits which shall not be less than One Million and No/100 Dollars ($1,000,000.00) per each occurrence and Two Million and No/100 Dollars ($2,000,000) aggregate limit. Such insurance policies of each party shall name the other party as an additional insured thereunder. Such insurance policy shall provide that it cannot be canceled without 30 days prior written notice to the other party. It is also agreed that the "other insurance" clause, if any, will be deleted from such policy, that the insurance under such policy shall be primary and that other insurance in force is neither primary nor contributing. Each party shall provide to the other party, within 30 days of the effective date of this Agreement, a certificate showing proof that such policy of insurance is in effect.

       9.3	Limitation of Liability:  EXCEPT AS OTHERWISE
EXPRESSLY PROVIDED IN THIS SECTION 9.3, IN NO CIRCUMSTANCE AND UNDER NO LEGAL THEORY (TORT, CONTRACT OR OTHERWISE), SHALL EITHER PARTY OR ITS RELATED PARTIES BE LIABLE TO THE OTHER PARTY OR ITS RELATED PARTIES FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY THE OTHER PARTY ARISING IN CONNECTION WITH THIS AGREEMENT. THE FOREGOING LIMITATIONS OF LIABILITY SHALL NOT APPLY TO
(A) A PARTY'S INDEMNIFICATION OBLIGATIONS HEREUNDER;
(B) A BREACH UNDER SECTION 11 (CONFIDENTIALITY); OR
(C) DAMAGES ARISING FROM A PARTY'S WILLFUL MISCONDUCT.

       9.4	Survival: The provisions of this Article 9 shall
survive termination or expiration of this Agreement.


ARTICLE 10
TERM AND TERMINATION

	10.1	Term: The initial term of this Agreement shall
commence on the Effective Date of this Agreement and shall continue through December 31, 2007 ("Initial Term"), unless earlier terminated in accordance with Section 3.1(f) (last sentence) or Section 10.2 of this Agreement. Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each a "Renewal Term" and, together with the Initial Term, the "term"), unless terminated in accordance with the provisions of this Agreement.

       10.2	Material Breach: Modec or SLG may, by notice in
writing to the other, terminate this Agreement if the other party shall have breached any of its material duties or obligations under this Agreement and such default continues without being remedied for a period of thirty (30) days following receipt of notice of such default (or, if such default is capable of being remedied but is not reasonably capable of being remedied within such thirty (30) day period, such longer period of time as is reasonable in the circumstances, not exceeding sixty (60) days in the aggregate, provided that the defaulting party has, within such period, commenced and thereafter actively and diligently pursues the remedying of such default).
In the event that a party has been given notice pursuant to this
Section 10.2 and such party disputes the alleged breach, the dispute shall be submitted to dispute resolution pursuant to
Article 12.1 hereof and this Agreement shall continue in full force until such time as the dispute resolution process has been completed.

       10.3	Effect of Termination:  Notwithstanding anything in
this Agreement to the contrary, in the event of termination of this Agreement pursuant to Section 3.1(f) (last sentence) or
Section 10.2 by either party, SLG shall have the right to complete all contracts for the sale or other disposition of Products and any related services under which SLG is obligated on the date of termination and to sell all inventory then in its possession or control. Termination of this Agreement pursuant hereto shall be without prejudice to any other right or remedy the party terminating this Agreement may have against the defaulting party arising out of the breach in question, including the right to obtain compensation for its damages.

	10.4	Survival: Any cause of action for breach of this
Agreement shall survive the termination or expiration of this Agreement. The termination or expiration of this Agreement shall not affect any right or obligation of Modec or SLG existing prior to the effective date of termination or expiration and which is by its express terms hereunder to survive the expiration or termination of this Agreement. Further, any other provisions which by their nature are intended to survive any such termination, shall survive the expiration or termination of this Agreement and continue in force.


ARTICLE 11
CONFIDENTIALITY

	11.1	Confidential Nature of Agreement: Each of the parties
hereto agrees that, without the prior written consent of the other, or except as may be required by law or court order, the existence and terms of this Agreement shall remain confidential and shall not be disclosed other than to employees and professional advisers of such party who reasonably require knowledge of the existence or terms of this Agreement and who are bound to such party by a like obligation of confidentiality.
Such employees and advisors will be advised of the nature and existence of the confidentiality undertakings of this Agreement and of the applicability of such undertakings to them and will agree to be bound hereby. Notwithstanding any other provisions of this Agreement, Modec acknowledges and agrees that SLG shall be permitted to make any disclosures regarding this Agreement and related matters in any filings as SLG believes are required under United States securities laws, to make such disclosures in any such filing or form that SLG believes is required in connection therewith, and to file this Agreement (without exhibits unless requested by the applicable regulatory authority) if and to the extent SLG believes that this Agreement is required to be filed under requirements of the United States securities laws and regulations thereunder.

	11.2	Duty of Confidentiality: Modec and SLG agree to hold
in trust and confidence for the benefit of the other party all Confidential Information of such other party and each further agrees to safeguard the Confidential Information of the other to the same extent that it does with its own Confidential Information and to limit and control copies made of such Confidential Information. Neither party will, without the express written consent of the other, directly or indirectly, use any Confidential Information of the other party for any purpose other than to implement the provisions of this Agreement. Neither party will disclose Confidential Information, other than its employees or other representatives who have a need to know to fulfill the provisions and intent of this Agreement (where such provisions and intent cannot properly be fulfilled without such disclosure) and who have been informed of the confidential nature of the information and have agreed to be bound by the terms hereof.
Modec and SLG shall use reasonable efforts to prevent unauthorized use or disclosure of the Confidential Information of the other and shall use protective measures no less stringent than those used by it in its own business to protect its own Confidential Information, including segregating such information at all times from the confidential material of others so as to prevent any commingling.

	11.3	Compulsory Disclosures: In the event that either
Modec or SLG shall be legally compelled or required by a court of competent jurisdiction to disclose all or any part of the Confidential Information of the other party, the party so compelled or required shall provide prompt notice to the other so that such other party may determine whether or not to seek a protective order or any other appropriate remedy. If a protective order or other appropriate remedy is not obtained before such disclosure is required, the party required to make disclosure will disclose only those portions of the Confidential Information in question which it is advised by written opinion of counsel (which opinion shall be addressed to such party and to the other party), it is legally required to disclose and will exercise its commercially reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information.

	11.4	Return of Confidential Information: Upon termination
or expiration of this Agreement, each of Modec and SLG shall immediately return to the other all material containing, reflecting or referring to any Confidential Information of the other party, (including all notes, summaries, analyses or other documents prepared or derived therefrom) and all copies thereof in any form whatsoever under the power or control of such party, except that one copy may be retained with such party's legal counsel for archival purposes, and such party shall delete such Confidential Information from all retrieval systems and data bases or destroy same as directed by the other party and furnish to the other party, if requested, a certificate of a senior officer of such party certifying such return, deletion and/or destruction.

       11.5	Equitable Remedy:  Each of the parties acknowledges
and agrees that the other would be irreparably harmed if any Confidential Information of the disclosing party were to be disclosed to third parties, or if any use were to be made of such Confidential Information other than that permitted under this Agreement, and further agrees that the disclosing party shall have the right to seek injunctive relief upon any violation or threatened violation of the terms of this
Article 11, in addition to all other rights and remedies available at law or in equity, without having to post a bond or other security.

       11.6	Survival: The obligations of confidentiality and
use restrictions contained in this Article 11 shall survive the expiration or termination of this Agreement.

ARTICLE 12
FORUM

       12.1	Choice of Forum: The parties agree that, to the extent
any disputes arise that cannot be resolved directly between the parties, each party hereto hereby submits to the exclusive jurisdiction of the United States District Court in the State of Colorado for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, such waiver being coupled with an interest.

ARTICLE 13
GENERAL CONTRACT TERMS AND CONDITIONS

	13.1	Headings: The headings of all articles and sections
hereof are inserted for convenience or reference only, are not intended to be full or accurate descriptions of the contents hereof, and shall not be considered part of this Agreement or affect the construction or interpretation of this Agreement.

       13.2	No Strict Construction: The language used in this
Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction against any party shall apply to any term or condition of this Agreement. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

       13.3	Recitals; Schedules; Annexes: The recitals,
schedules, exhibits, and annexes to this Agreement are incorporated herein and, by this reference, are made a part hereof as if fully set forth at length herein.

       13.4	Authorization or Consent: Except as otherwise
expressly set forth herein, whenever the authorization or consent of a party is required hereunder, such authorization or consent may be granted or withheld by such party in its sole and unilateral discretion for any reason or for no reason and, if granted, may be granted upon such additional terms or conditions as the granting party may determine in its sole discretion.

       13.5	Construction: Unless the context clearly requires
otherwise: (a) the plural and singular numbers are each deemed to include the other; (b) the masculine, feminine, and neuter genders are each deemed to include the others; (c) "shall," "will," and "agrees" are mandatory, and "may" is permissive;
(d) "or" is not exclusive; and (e) "includes" and "including" are not limiting.

       13.6	Notice: All notices, demands or other communications
to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given if: (a) delivered personally to the recipient;
(b) sent to the recipient by reputable express courier service (charges prepaid); (c) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid;
or (d) transmitted by facsimile to the recipient with a confirmation copy to follow the next day to be delivered by express courier. Such notices, demands and other communications shall be sent to the addresses indicated below:







To Modec at:				With a Copy to:
Modec, Inc.					Modec, Inc.
4725 Oakland Street			4725 Oakland Street
Denver, Colorado 80239 			Denver, CO 80239
Attn: Brian J. Kalamanka, 		Attn: James Tellman,
President & CEO				VP of Finance
Fax No: (303) 373-2699 			Fax No: (303) 373-2699
Tel No: (303) 373-2696			Tel No: (303) 373-2696

To Scotts Liquid Gold at:		With a Copy to:
Scotts Liquid Gold, Inc.		Holland & Hart LLP
4880 Havana Street			555 17th Street, Ste. 3200
Denver, Colorado 80239			Denver, CO 80201-8749
Attn: Mark Goldstein, 			Attn:  Mark Levy, Esq.
President & CEO				Telephone: (303) 295-8000
Fax No. (303) 373-1161			Facsimile: (303) 295-8261
Tel No. (303) 373-4860

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Date of service of such notice shall be:
(i) the date such notice is personally delivered; (ii) three (3) days after the date of mailing if sent by certified or registered mail; (iii) the next business day after the date of delivery to the overnight courier if sent by overnight courier; or (iv) the date of transmittal by facsimile, if transmitted on a business day, or the next business day following transmittal, if transmitted other than on a business day.

	13.7	Force Majeure: Neither party shall be considered to
be in default in respect of any obligation hereunder if failure of performance shall be due to Force Majeure (as hereinafter defined). If either party is affected by a Force Majeure event, such party shall, within twenty (20) days of its occurrence, give notice to the other party stating the nature of the event, its anticipated duration and any action being taken to reasonably avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is required by such Force Majeure and the non-performing party shall use commercially reasonable efforts to remedy its inability to perform. Force Majeure shall mean an unforeseeable or unavoidable cause beyond the reasonable control and without the fault or negligence of a party including, but not limited to, explosion, flood, war (whether declared or otherwise), terrorist activity, accident, labor strike or other labor disturbance, inability to obtain materials or services, sabotage, acts of God, newly enacted legislation or regulations, newly issued orders or decrees of any court and any binding act or order of any governmental agency. Notwithstanding anything in this Section 13.7 the party to whom performance is owed but to whom it is not rendered because of an event of Force Majeure as contemplated in this section shall, after the passage of one hundred and twenty (120) days, have the option to terminate this Agreement on thirty (30) days prior written notice to the other party hereto.

       13.8	Governing Law: This Agreement shall be deemed to have
been made under, and shall be governed by, the laws of the State of Colorado, without giving effect to choice of law principles.

	13.9	Entire Agreement: This Agreement contains the entire
agreement and understanding of the parties with respect to its subject matter and supersedes all negotiations, prior discussions and any agreements relating to its subject matter. This Agreement may not be amended or modified except by a written instrument signed by both parties.

	13.10	 Waiver: Any waiver of, or consent to depart from,
the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right.
No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

	13.11	 Counterparts: This Agreement may be executed in
identical duplicate copies exchanged by facsimile transmission. The parties agree to execute two (2) identical original copies of the Agreement after exchanging signed facsimile versions. Each identical counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

       13.12	Severability of Provisions: If, for any reason
whatsoever, any term, covenant or provision of this Agreement or the application thereof to any party or circumstance or in any jurisdiction is to any extent held or rendered invalid, unenforceable or illegal, then such term, covenant or condition:
(a) is deemed to be independent of the remainder of this Agreement and to be severable and divisible there from and its validity, unenforceability or illegality shall not affect, impair or invalidate the remaining provisions hereof; and
(b) continue to be applicable and enforceable to the fullest extent permitted by law in every other jurisdiction and against any party and circumstances other than those as to which or in respect of which it has been held or rendered unenforceable or illegal. Should any provision of this Agreement be so held to be unenforceable, such provision, if permitted by law, shall be considered to have been superseded by a legally permissible and enforceable clause which corresponds most closely to the intent of the parties as evidenced by the provision held to be unenforceable.

	13.13 	Further Assurances:  The parties agree
(a) to furnish upon request to each other such further information,
(b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

       13.14	Assignment: Except as otherwise provided
below, neither Modec nor SLG may assign this Agreement or any of its rights or obligations hereunder to a third party without the prior written consent of the other party. Either party hereto may assign this Agreement to a Person acquiring all or substantially all of the equity securities or assets of that party or to an Affiliate of that party. Notwithstanding anything herein to the contrary, in no event shall Modec assign this Agreement to a competitor of SLG. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

       13.15	Joint and Several Liability of SLG:  Each of
 Scott's Liquid Gold-Inc. and SLG Chemicals, Inc. shall be jointly and severally liable for any obligations under this Agreement. Any action, decision or determination by SLG under this Agreement may be taken by either Scott's Liquid Gold-Inc. or SLG Chemicals, Inc. or both of them together.

       IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the date first above written.

Modec, Inc.						Scotts Liquid Gold-Inc.

By:	/s/ Brian J. Kalamanka			By: 	/s/ Mark Goldstein
	Brian J. Kalamanka				Mark Goldstein
	President and CEO					President and CEO


SLG Chemicals, Inc.

By:	/s/ Mark E. Goldstein
	Mark E. Goldstein
	President